4:

AMENDED AND RESTATED MASTER INTERNATIONAL

RESEARCH AGREEMENT

between

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

AGREEMENT made this 1st day of August 2007 by and between Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Advisor") and Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Sub-Advisor").

WHEREAS the Advisor has entered into various management contracts (each a "Management Contract") with those Massachusetts and Delaware business trusts, each a registered investment company issuing one or more series of shares of beneficial interest (each a "Trust") on behalf of each of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a "Portfolio"), pursuant to which the Advisor acts as investment manager to each of the Portfolios; and

WHEREAS the Sub-Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

WHEREAS, the Sub-Advisor and its subsidiaries and other affiliated persons (including Fidelity International Investment Advisors (U.K.) Limited and Fidelity Investments Japan Limited) may provide investment advice and research services to Advisor pursuant to a number of individual agreements in respect of each Portfolio; and

WHEREAS, the Sub-Advisor is willing to provide international investment advice and research services to the Advisor on behalf of each of the Portfolios listed on Schedule A, to the extent that such Portfolios may invest in international assets from time to time, and the Advisor desires that the Sub-Advisor provide such international investment advice and research services to the Advisor on behalf of such Portfolios under this Master International Research Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Advisor and the Sub-Advisor agree as follows:

1. Delegation of Duties: The Advisor hereby delegates to the Sub-Advisor, and the Sub-Advisor hereby accepts responsibility for performing such investment advice and research services with respect to all or a portion of the investments of each Portfolio as may be requested by the Advisor. The services and the portion of the investments of each Portfolio to be advised by the Sub-Advisor shall be as agreed upon from time to time by the Advisor and the Sub-Advisor. The Sub-Advisor shall pay the salaries and fees of all personnel of the Sub-Advisor performing investment advice and research services for the Portfolios.

(a) Investment Advice and Research Services: If and to the extent requested by the Advisor, the Sub-Advisor shall provide investment advice and research services, particularly with respect issuers, companies, governments and economic conditions outside of the U.S. and Canada, to the Advisor on behalf of each Portfolio with respect to all or a portion of the investments of such Portfolio. In connection with providing such investment advice and research services, the Sub-Advisor shall furnish to the Advisor on behalf of each Portfolio such factual information, research reports and investment recommendations as the Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b) Subsidiaries and Affiliates: The Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the affected Trust or Trusts to the extent required pursuant to the Investment Company Act of 1940 Act ("1940 Act") and rules thereunder.

2. Information to be Provided to the Trusts and the Advisor: The Sub-Advisor shall furnish such reports, evaluations, information or analyses to each Trust and the Advisor as the Trusts' Board of Trustees or the Advisor may reasonably request from time to time, or as the Sub-Advisor may deem to be desirable.

3. Compensation: For investment advisory and research services provided under subparagraph (a) of paragraph 1 of this Agreement on behalf of each of the Portfolios listed on Schedule A and in full consideration of the services provided hereunder, the Advisor agrees to pay the Sub-Advisor and the Sub-Adviser agrees to receive an annual aggregate Sub-Advisory Fee of fifty million dollars ($50,000,000). The aggregate fee shall be allocated amongst each of the Portfolios listed on Schedule A, as it may be amended from time to time, based on their relative international net assets. The Sub-Advisory Fee may be reduced to reflect expense reimbursements, fee waivers or aggregate caps, if any, in effect from time to time upon mutual agreement of the Advisor and the Sub-Advisor. Notwithstanding the foregoing; a Portfolio that is party to a sub-advisory agreement with the Advisor and the Sub-Adviser for the provision of either discretionary or non-discretionary services ("FMR/FIIA Sub-Advisory Agreement") shall not be allocated any portion of the aggregate Sub-Advisory Fee payable hereunder during any period in which such FMR/FIIA Sub-Advisory Agreement is in effect and either discretionary or non-discretionary services are being provided thereunder.

4. Expenses: It is understood that each Portfolio will pay all of its expenses other than those expressly stated to be payable by the Sub-Advisor hereunder or by the Advisor under the Management Contract with the Portfolio.

5. Interested Persons: It is understood that Trustees, officers, and shareholders of the Trusts are or may be or become interested in the Advisor or the Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor or the Sub-Advisor are or may be or become similarly interested in the Trusts, and that the Advisor or the Sub-Advisor may be or become interested in the Trusts as a shareholder or otherwise.

6. Services to Other Companies or Accounts: The services of the Sub-Advisor to the Advisor are not to be deemed to be exclusive, the Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Advisor's ability to meet all of its obligations hereunder. The Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor or the Trust.

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor and the Trust. Nothing in this Agreement makes the Sub-Advisor an agent of the Advisor or the Trust and the Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1 herein, of the Advisor and the Trust, or otherwise to bind the Advisor's and the Trust's assets under management.

The Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor or the Trust. The Sub-Advisor has no power or authority to act for, represent, or bind the Advisor or the Trust or any company affiliated with either of them.

7. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trusts or to any shareholder of the Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 8, this Agreement shall continue in force until June 30, 2008 for each Portfolio designated as a Fixed-Income Portfolio on Schedule A and until July 31, 2008 for each Portfolio designated as a Equity Portfolio on Schedule A and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the affected Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor and the affected Trust(s) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 8, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the affected Trust(s) who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) The Advisor may, at any time and without any prior written notice to the other parties to this Agreement and the Board of Trustees of the affected Trust(s), terminate this Agreement in respect of any or all of the Portfolios, without payment of any penalty. A Trust may at any time on sixty (60) days' prior written notice to the parties to this Agreement, terminate this Agreement in respect of such Trust or a Portfolio, without payment of any penalty, by action of the Board of Trustees of the affected Trust or by vote of a majority of the Portfolio's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

9. Limitation of Liability: The Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of each Trust and agrees that any obligations of the Trusts or the Portfolios arising in connection with this Agreement shall be limited in all cases to the Trust or Portfolio and its assets, and the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust or Portfolio. Nor shall the Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee of any Trust.

10. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

BY:	/s/Allan Pelvang
Allan Pelvang Director

FIDELITY MANAGEMENT & RESEARCH COMPANY

BY:	/s/JS Wynant
JS Wynant Vice President